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                                   EXHIBIT A
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                       TCW Investment Management Company

                       Funds with objectives similar to
                          Allmerica Investment Trust
                   Select Strategic Growth Fund (the "Fund")


     TCW Investment Management Company ("TCW") acts as investment adviser to one registered investment company having a similar investment objective and policies to those of the Fund, TCW Galileo Small Cap Growth Fund. TCW also acts as investment sub-adviser to two registered investment companies, the MSDW Small Cap Growth Fund and the Glenmeade Fund, Inc., having similar investment objectives and policies to those of the Fund.

                         *  *  *  *  *  *  *  *  *  *

     The table below lists the investment objectives, the annual rate of compensation paid to TCW and the net assets as of July 31, 2001 of TCW Galileo Small Cap Growth Fund, and MSDW Small Cap Growth Fund and Glenmeade Fund,
Inc.


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                                                                                     Approximate
 Investment Company          Investment                Annual Rate of           Assets (in millions as
        Name                  Objective                 Compensation                 of 07/31/01)

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
   TCW Investment                                                                 Approximately $80
 Management Company                                                            billion under management
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 TCW Galileo Small         Long-term capital               1.00% *                      $275.7
  Cap Growth Fund            appreciation

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    Sub-advised
    Mutual Funds
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  MSDW Small Cap         Capital appreciation       1.00% of average daily              $493.3
   Growth Fund                                      assets not exceeding $1.5
                                                     billion; and 0.95%
                                                  thereafter.  TCW received
                                                        40% of above.

The Glenmeade Fund,     Small capitalization     0.60% of average daily net             $ 57.5
       Inc.                    growth                      assets.

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

* With respect to the TCW Galileo Funds, TCW has agreed to reduce its investment advisory fee or to pay the ordinary operating expenses to the extent necessary to limit each Galileo Fund's ordinary operating expenses to an amount not to exceed the trailing monthly expense ratio average for comparable funds as calculated by Lipper Inc.